EXHIBIT 99.1

Filed by Orrstown Financial Services, Inc. Commission File No.: 033-18888

STRONG, SAFE, AND SECURE

Dear Shareholders, Customers and Friends:

Orrstown Bank, like thousands of other community banks, has watched the reputation of our industry be tarnished as the word “bank” was used to cover all sorts of financial institutions that were not, in fact, banks.

Unlike some of the largest institutions, Orrstown Bank has not made one toxic subprime loan or purchased any preferred stock in now defunct government subsidized organizations. Plus, throughout this financial crisis, Orrstown Bank has continued to do business as usual—helping our customers and communities.

Orrstown Bank does not want or need any government sponsored bailout. We are one of the strongest, best performing financial institutions in the country. We continue to stand on solid ground with respect to capitalization, asset quality, earnings, and core banking operations. We are successfully weathering the current downturn in the economy and are well positioned for continued growth throughout our market.

STRONG. SAFE. SECURE.

Our mission statement is to “help customers realize their dreams”. We have been doing that under the same name for 89 years and we are going to continue helping our customers and communities going forward. When it comes right down to it, we believe banking is about relationships and our customer-focused strategy has been a key factor in our success. Happy customers tend to be loyal customers and loyal customers refer their friends, relatives, and neighbors. It’s that simple!

If you have any questions about Orrstown Bank call me at 717-530-2600 or e-mail me at president@orrstown.com. When the name of your bank changes, try Orrstown! You can sleep at night knowing that Orrstown Bank is strong, safe, and secure.

Sincerely,
/s/ Kenneth R. Shoemaker
Kenneth R. Shoemaker President and Chief Executive Officer

Member

FDIC